UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2026

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2026, FuelCell Energy, Inc. (the “Company”) made a determination to end its employment relationship with Joshua Dolger, its Executive Vice President, General Counsel and Corporate Secretary, without cause, effective as of January 6, 2026. It is expected that the Company and Mr. Dolger will enter into a separation agreement providing for separation benefits substantially similar to those contemplated by Mr. Dolger’s amended and restated employment agreement, dated as of June 4, 2025, following the end of his employment. The material terms of the separation agreement have not yet been finalized as of the time of filing of this Current Report on Form 8-K. If the Company and Mr. Dolger enter into such an agreement, the material terms of such agreement will be disclosed pursuant to Item 5.02(e) of Form 8-K following execution of the agreement.

Item 8.01.	Other Events.

On January 5, 2026, the Board of Directors (the “Board”) of the Company appointed Amanda J. Schreiber to serve as the Company’s Executive Vice President, General Counsel and Corporate Secretary effective as of and commencing on January 12, 2026. Ms. Schreiber previously served, from August 2017 to September 2024, as the Executive Vice President and General Counsel of ContourGlobal Limited, an operator of a diverse portfolio of power assets across multiple continents.

In connection with Ms. Schreiber’s appointment as the Company’s Executive Vice President, General Counsel and Corporate Secretary, on January 6, 2026, the Company entered into an employment agreement with Ms. Schreiber effective as of January 12, 2026 (the “Employment Agreement”). The Employment Agreement provides for an annual base salary of $470,000 and a target annual bonus equal to 60% of Ms. Schreiber’s annual base salary, as determined and approved by the Board or a committee of the Board. Ms. Schreiber will also be entitled to participate in the Company’s long-term incentive compensation program under the 2018 Omnibus Incentive Plan, as amended and restated, with the terms and conditions of any awards granted to Ms. Schreiber being in the sole discretion of the Board or a committee thereof; provided that her target award for fiscal year 2026 will be $750,000 and is expected to consist of 50% performance share units with performance goals generally corresponding to the performance goals applicable to the performance share units granted to other senior executives of the Company (and subject to a three-year cliff vesting schedule) and 50% time-vesting restricted stock units.

In the event that the Company terminates the employment of Ms. Schreiber without cause (as defined in the Employment Agreement) or Ms. Schreiber terminates her employment for good reason (as defined in the Employment Agreement), Ms. Schreiber will be entitled to receive a severance payment in an amount equal to 12 months of her annual base salary at the date of termination plus payment by the Company of her COBRA premiums for up to 12 months, provided that she elects continuation of coverage under COBRA and she is not eligible for health coverage under another employer’s plan.

In the event that Ms. Schreiber’s employment is terminated in connection with a change in control (as defined in the Employment Agreement) by the Company for any reason other than cause or by Ms. Schreiber for good reason, Ms. Schreiber will be entitled to receive a severance payment in an amount equal to one year of her annual base salary as of the date of termination plus one year of the average of the annual bonuses paid to her since her appointment as Executive Vice President, General Counsel and Corporate Secretary, or if she has not received any annual bonuses, her target bonus for the year of such termination. The Company also will pay Ms. Schreiber’s COBRA premiums for up to 12 months, provided that she elects continuation coverage under COBRA and she is not eligible for health coverage under another employer’s plan. The Employment Agreement also provides that any equity-based awards will accelerate and immediately vest if there is a change in control and Ms. Schreiber’s employment with the Company is terminated by the Company without cause or by Ms. Schreiber for good reason in connection with the change in control.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

Exhibit Number	Description

10.1	Employment Agreement, effective as of January 12, 2026, by and between FuelCell Energy, Inc. and Amanda J. Schreiber

104	Cover Page Interactive Data File (embedded within the Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: January 7, 2026	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President, Chief Financial Officer, and Treasurer